Exhibit 99.1

Valassis Reports $0.51 EPS on 7% Revenue Gain in Third Quarter
Company Provides 2004 Outlook

LIVONIA, Mich., Oct. 28 /PRNewswire-FirstCall/ — Valassis (NYSE: VCI), the leading company in marketing services and Connective Media™, announced results for the third quarter ended Sept. 30, 2003. The company reported quarterly revenues of $230.1 million, up 7.4% from the third quarter of 2002. Third-quarter net earnings were $26.7 million, or $0.51 in earnings per share (EPS), and within the previously published quarterly EPS range of $0.50 to $0.56.

Valassis will hold an investor call today to discuss its third-quarter results and outlook at 11 a.m. (EST). The call-in number is (800) 218-0530. The call will also simulcast on the company’s Web site, at http://www.valassis.com, and will replay through Nov. 10, 2003 at (800) 405-2236, pass code 515290. This press release and the Web cast will be archived on the company’s Web site under “Investor.”

“The actual strength of our business is presently overshadowed by an unnatural pricing situation in the co-op free-standing insert (FSI) industry which is impeding our short-term results and outlook,” said Alan F. Schultz, Chairman, President and CEO of Valassis. “In 2004, we will generate substantial earnings and cash flow, and we are on schedule with our plan to recover market share in the co-op FSI business. We are focused on the positive future of our business with its diversified products and services, a solid balance sheet and exceptionally favorable macro and economic trends.” Detailed guidance for 2004 follows later in this press release.

FINANCIAL HIGHLIGHTS (in millions, except per share data)

	Three Months Ended			Nine Months Ended
	Sept. 30, 2003	Sept. 30, 2002	% Change	Sept. 30, 2003	Sept. 30, 2002	% Change
Total Revenues	$ 230.1	$ 214.2	7.4%	$ 678.2	$ 620.6	9.3%
Earnings Prior to
Refinance Charge	$ 26.7	$ 32.7	-18.4%	$ 82.7	$ 99.1	-16.5%
Refinance Charge,
net of tax *	$ 0.0	$ 0.0	n/a	$ 2.5	$ 0.0	n/a
Net Earnings	$ 26.7	$ 32.7	-18.4%	$ 80.2	$ 99.1	-19.0%
EPS, diluted	$ 0.51	$ 0.61	-16.4%	$ 1.54	$ 1.83	-15.8%
EPS, Prior to
Refinance Charge,
diluted	$ 0.51	$ 0.61	-16.4%	$ 1.58	$ 1.83	-13.7%

*A $2.5 million refinance charge, net of tax, was incurred in May of 2003 related to the partial buy-back of the convertible debt issued in 2001.

Mass Marketing Products - Products that provide mass reach for a low cost: Free-standing insert (FSI) revenue was down 14.8% for the third quarter to $123.4 million, due primarily to the reduction in market share and price. Management noted that unit growth in the co-op FSI industry continued to be strong. Run of Press (ROP) revenue, generated from the brokering of advertising space on behalf of newspapers, was up 39.0% for the quarter to $18.9 million, due to continued growth in the customer base.

Cluster Targeted Products - Products targeted around geographic and demographic clusters at the neighborhood level: Cluster Targeted product revenues were up 40.1%, versus the third quarter of 2002, to $61.1 million. Increased revenues were attributed to a strong rebound in product sampling and continued growth in polybag advertising and solo inserts.

1 to 1 Products - Products and services that pinpoint individuals or households to build loyalty to a brand: The 1 to 1 product group is comprised of PreVision Marketing, Valassis Relationship Marketing Systems (VRMS) and direct mail. 1 to 1 revenues decreased 22.3% over the third quarter of 2002 to $8.0 million. The company gained complete control of VRMS and PreVision Marketing during the first half of 2003. Management is currently integrating the operations of these businesses and repositioning the 1 to 1 product portfolio. The company expects to begin seeing the benefits of these efforts in 2004.

International & Services - Marketing services and products available internationally: International & Services is comprised of NCH Marketing Services, Inc. (NCH), Valassis Canada and Promotion Watch. International & Services revenues were $18.7 million for the third quarter, up from $1.9 million for the third quarter of 2002, due to the acquisition of NCH. “We continue to be excited about the performance of NCH, as well as the company’s long-term international growth prospects,” Schultz said.

Costs and Expenses

FSI costs of goods sold were relatively flat for the third quarter on a CPM basis. Interest expense was down slightly to $3.3 million for the quarter. SG&A expenses were up 17.8% to $29.1 million, due to the acquisition of NCH.

Debt Position/Share Repurchase

The company’s debt position, net of cash, was $159.0 million at quarter- end. While the company is still authorized to repurchase shares up to 75% of the company’s free cash flow, Valassis did not repurchase any shares during the third quarter. The company ended the quarter with $152.3 million in cash.

Outlook

For the fourth quarter ending Dec. 31, 2003, management revised the quarterly earnings guidance range to be between $0.41 to $0.45 EPS with free cash flow of $100 to $105 million. Management noted that pricing pressure in the co-op FSI industry, which relates largely to contracts starting in 2004, has had a greater impact in the fourth quarter than expected, due to contract extensions with retroactive provisions. The company expects to meet or exceed the revenue guidance previously provided in the FSI, ROP, Cluster Targeted and International & Services businesses. The 1 to 1 product segment is not performing as well as planned due to the current repositioning, and the Cluster Targeted product segment is experiencing lower margins than anticipated due to a lingering printing industry recession. In addition, share repurchase has been put on hold to enhance the company’s cash position, resulting in a higher share base for the quarter and the year.

For the full year 2004, the company expects revenue to be up by a mid- single digit percentage. Earnings per share for 2004 is expected to be between $1.65 and $1.85, due primarily to industry pricing pressure that has affected the company’s 2004 FSI business.

Schultz commented, “We will continue to execute our plan to recover market share in 2004. While we believe the current co-op FSI pricing environment will rationalize and return to more traditional levels, we must assume the current environment will continue for the purpose of planning for 2004. Our business is inherently strong, as Valassis is well positioned for growth with our broad product portfolio, diversified customer base, platform for international growth and strong cash position. In addition, economic and long-term industry trends are positive.”

The following assumptions from management contributed to its projections for 2004:

* Customers are expected to continue to link marketing spending to revenue generation, leading marketers to choose promotional alternatives that provide measurable return on investment (ROI). In addition, television fragmentation, the mainstream introduction of television commercial blocking products and the National Do Not Call List, should skew marketing dollars to alternative home-delivered promotional media. Customer marketing budgets are projected to be up moderately and economic recovery should lead to the increase of customer new product introductions. Market leaders in the consumer packaged goods industry should continue to drive increased promotional and co-op FSI spending.

* FSI revenues are expected to be down 1% to 5%, due to pricing pressure in the co-op FSI business. FSI cost of goods sold on a CPM basis is expected to be relatively flat. The 2004 published date schedule includes 40 dates, the same number of dates as in 2003. The company anticipates it will publish 11 custom co-ops (FSIs sponsored by a single corporation) in 2004. FSI circulation is expected to remain flat at 58.5 million households.

* Run of Press (ROP) revenues are expected to be up over 80% year over year with a reduction in gross margin, as a result of a changing fee structure for certain larger contracts. Overall, it is expected that ROP will improve its contribution margin dollars by 10% to 15%.

* Cluster Targeted product revenues are expected to be up 10% to 15%, with slightly improved margins as a percent of revenues. This projected increase is attributed to an increase in polybag sampling and advertising due to customer expansion and more customer new product introductions.

* 1 to 1 revenues are expected to be up 20% to 25%, driven by the continued growth of direct mail and the integration and repositioning of the entire 1 to 1 product portfolio.

* International & Services revenues are expected to be up by a percentage in the low-single digits. The company will begin testing its media products and services in Europe in 2004, expecting this to be the long-term platform for growth in this segment.

* Costs and expenses: Cost of goods sold (on a CPM basis) for the FSI is expected to be relatively flat. The company has placed over 90% of its FSI paper requirements for the year under long-term contracts, providing a stable cost environment for this commodity. SG&A is expected to be up 3% to 5%, due to the consolidation of NCH Marketing Services for the full year and a normalized inflationary growth.

* Free cash flow (after capital expenditures) is projected to be between $82 million to $92 million for the year. Capital expenditures will be approximately $20 million in 2004.

The company will provide 2004 quarterly guidance in February, when it announces fourth quarter 2003.

About Valassis

Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada. Valassis’ Connective Media™ portfolio includes: newspaper advertising & inserts, sampling, direct mail, 1 to 1 marketing programs, coupon clearing and consulting, and analytic services. Valassis has been listed as one of Fortune magazine’s “Best Companies to Work for in America” for six consecutive years. Valassis subsidiaries and investments include Valassis Canada, PreVision Marketing®, LLC, Coupons, Inc., Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc. For additional information, visit the company web site at http://www.valassis.com.

Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(in thousands)

Assets	Sept. 30, 2003	Dec. 31, 2002
Current assets:
Cash and cash equivalents	$ 152,261	$ 97,156
Accounts receivable	213,859	114,248
Inventories	18,576	21,049
Deferred income taxes	5,176	2,223
Other	22,811	7,300
Total current assets	412,683	241,976
Property, plant and equipment, at cost	205,374	188,622
Less accumulated depreciation	(118,689)	(121,883)
Net property, plant and equipment	86,685	66,739
Intangible assets	205,293	136,319
Less accumulated amortization	(73,778)	(73,619)
Net intangible assets	131,515	62,700
Equity investments and advances to investees	3,771	3,781
Deferred income taxes	8,820	8,062
Other assets	4,803	2,821
Total assets	$ 648,277	$ 386,079

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(in thousands)

Liabilities and Stockholders’ Equity (Deficit)	Sept. 30, 2003	Dec. 31, 2002
Current liabilities:
Current portion, long-term debt	$ 51,270	$ —
Accounts payable and accruals	230,925	128,073
Progress billings	45,922	33,721
Income taxes payable	2,716	—
Total current liabilities	330,833	161,794
Long-term debt	260,000	257,280
Other liabilities	7,572	292
Stockholders’ equity (deficit):
Common stock	631	630
Additional paid-in capital	35,008	33,869
Retained earnings	367,324	287,076
Treasury stock	(353,379)	(354,355)
Accumulated other comprehensive
gain (loss)	288	(507)
Total stockholders’ equity
(deficit)	49,872	(33,287)
Total liabilities and stockholders’
equity (deficit)	$ 648,277	$ 386,079

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter Ended Sept. 30, 2003	Quarter Ended Sept. 30, 2002	% Change
Revenue	$ 230,065	$ 214,224	+ 7.4%
Costs and expenses:
Costs of products sold	156,039	135,113	+ 15.5%
Selling, general and
administrative	29,124	24,731	+ 17.8%
Refinancing charge	—	—
Loss on investments	—	—
Total costs and expenses	185,163	159,844	+ 15.8%
Earnings from operations	44,902	54,380	- 17.4
Other expenses and income:
Interest expense	3,297	3,403	- 3.1
Other (income) and expenses *	(570)	(65)	+ 776.9%
Total other expenses and
income	2,727	3,338	- 18.3
Earnings before income taxes	42,175	51,042	- 17.4
Income taxes	15,458	18,300	- 15.5
Net earnings	$ 26,717	$ 32,742	- 18.4
Net earnings per common share,
diluted	$ 0.51	$ 0.61	- 16.4
Weighted average shares outstanding,
diluted	52,317	53,656	- 2.5
Supplementary Data
Amortization	$ 48	$ 52
Depreciation	3,479	2,939
Capital expenditures	6,314	2,242

* Other income and expenses has been reclassified from total revenues as previously presented

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Nine Months Ended Sept. 30, 2003	Nine Months Ended Sept. 30, 2002	% Change
Revenue	$ 678,221	$ 620,565	+ 9.3%
Costs and expenses:
Costs of products sold	452,387	386,516	+ 17.0%
Selling, general and
administrative	87,441	69,302	+ 26.2%
Refinancing charge	3,868	—
Loss on investments	—	1,709	- 100.0
Total costs and
expenses	543,696	457,527	+ 18.8%
Earnings from operations	134,525	163,038	- 17.5
Other expenses and income:
Interest expense	9,890	9,971	- 0.8
Other (income) and
expenses *	(1,738)	(1,834)	- 5.2
Total other expenses
and income	8,152	8,137	+ 0.2%
Earnings before income taxes	126,373	154,901	- 18.4
Income taxes	46,125	55,800	- 17.3
Net earnings	$ 80,248	$ 99,101	- 19.0
Net earnings per common share,
diluted	$ 1.54	$ 1.83	- 15.8
Weighted average shares
outstanding, diluted	52,251	54,095	- 3.4
Supplementary Data
Amortization	$ 105	$ 157
Depreciation	10,984	7,972
Capital expenditures	16,261	13,310

* Other income and expenses has been reclassified from total revenues as previously presented

SOURCE Valassis
-0- 10/28/2003
/CONTACT: Sherry Lauderback of Valassis, +1-734-591-7374, or lauderbacks@valassis.com /
/Web site: http://www.valassis.com /
(VCI)

CO: Valassis ST: Michigan IN: ADV PUB SU: ERN ERP CCA MAV